Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for its

First Quarter Ended June 30, 2021

McLean, VA, August 2, 2021: Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its first quarter ended June 30, 2021. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investors section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	June 30, 2021	March 31, 2021	Change	% Change
For the quarter ended:
Total investment income	$18,026	$16,708	$1,318	7.9%
Total expenses, net(A)	20,330	13,566	6,764	49.9

Net investment (loss) income(A)	(2,304)	3,142	(5,446)	NM
Net realized gain	1,929	113	1,816	NM
Net unrealized appreciation	47,514	17,259	30,255	175.3

Net increase in net assets resulting from operations(A)	47,139	20,514	26,625	129.8

Net investment (loss) income per weighted-average common share(A)	(0.07)	0.09	(0.16)	NM

Adjusted net investment income per weighted-average common share(B)	0.24	0.20	0.04	20.0
Net increase in net assets resulting from operations per weighted-average common share(A)	1.42	0.62	0.80	129.0
Cash distribution per common share from net investment income	0.20	0.15	0.05	33.3
Cash distribution per common share from net realized gains(C)	0.07	0.06	0.01	16.7
Weighted-average yield on interest-bearing investments	13.8%	11.9%	1.9%	16.0%
Total dollars invested	$17,150	$5,701	$11,449	200.8
Total dollars repaid and collected from sales	21,835	532	21,303	NM
As of:
Total investments, at fair value	$678,594	$633,829	$44,764	7.1%
Fair value, as a percent of cost	102.7%	95.5%	7.2%	7.5
Net assets	$420,538	$382,364	$38,174	10.0
Net asset value per common share	12.66	11.52	1.14	9.9
Number of portfolio companies	27	28	(1)	(3.6)

(A)

Inclusive of $10.3 million, or $0.31 per weighted-average common share, and $3.6 million, or $0.11 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended June 30, 2021 and March 31, 2021, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

(B)

See Non-GAAP Financial Measure — Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)

Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter: During the quarter ended June 30, 2021, the following significant events occurred:

•	Portfolio Activity:

•	Exited one investment, which resulted in success fee income of $2.0 million, repayment of our debt investment of $9.1 million at par, and a realized gain of $3.6 million;

•	Dissolved one investment, which resulted in a realized loss of $1.8 million;

•	Invested $10.0 million through a combination of secured first lien debt and preferred equity into one new portfolio company; and

•	Invested $7.2 million in various existing portfolio companies.

•	Distributions and Dividends:

•	Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of April, May, and June 2021:

•	$0.07 per common share; and

•	$0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (Nasdaq: GAINL) (“Series E Term Preferred Stock”).

•	Paid a $0.06 per common share supplemental distribution in June 2021.

First Quarter Results: Net investment loss for the quarter ended June 30, 2021 was $2.3 million, or $0.07 per weighted-average common share, compared to net investment income for the quarter ended March 31, 2021 of $3.1 million, or $0.09 per weighted-average common share. This change was a result of an increase in total expenses, net of credits, partially offset by an increase in total investment income, quarter over quarter.

Total investment income during the quarters ended June 30, 2021 and March 31, 2021 was $18.0 million and $16.7 million, respectively. The quarter over quarter increase was primarily due to a $3.3 million increase in interest income, a result of payments of past due interest from portfolio companies previously on non-accrual status, partially offset by a $2.0 million decrease in dividend and success fee income, the timing of which can be variable.

Total expenses, net of credits, during the quarters ended June 30, 2021 and March 31, 2021 were $20.3 million and $13.6 million, respectively. The quarter over quarter increase was primarily due to a $6.7 million increase in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, and, to a lesser extent, due to a $0.9 million increase in interest expense, a $0.8 million increase in other expenses, partially offset by a $0.9 million increase in credits to fees from adviser and a $0.6 million decrease in dividend expense.

Net asset value per common share as of June 30, 2021 was $12.66, compared to $11.52 as of March 31, 2021. The quarter over quarter increase was primarily due to $47.5 million, or $1.43 per common share, of net unrealized appreciation, and $1.9 million, or $0.06 per common share, of realized gains, partially offset by $9.0 million, or $0.27 per common share, of distributions paid to common shareholders, and $2.3 million, or $0.07 per common share, of net investment loss.

Subsequent Events: After June 30, 2021, the following significant events occurred:

•	Significant Investment Activity:

•	In July 2021, we invested an additional $5.9 million in the form of secured first lien debt into Nocturne Villa Rentals, Inc.

•

In July 2021, we invested $24.3 million in Utah Pacific Bridge & Steel, Ltd. (“Utah Pacific”) through a combination of secured first lien debt and preferred equity. Utah Pacific, headquartered in Lindon, Utah, is a manufacturer of large steel components used in bridge replacement, rehabilitation, and construction.

•

Distributions and dividends: In July 2021, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders and monthly dividends to holders of our Series E Term Preferred Stock:

Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series E Term Preferred Stock
July 23, 2021	July 30, 2021	$0.07		$0.13281250
August 23, 2021	August 31, 2021	0.07		0.13281250
September 3, 2021	September 15, 2021	0.03	(A)	—
September 22, 2021	September 30, 2021	0.07		0.13281250

	Total for the Quarter:	$0.24		$0.39843750

(A)	Represents a supplemental distribution to common stockholders.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	June 30, 2021		March 31, 2021
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment (loss) income	$(2,304)	$(0.07)	$3,142	$0.09
Capital gains-based incentive fee	10,310	0.31	3,580	0.11

Adjusted net investment income	$8,006	$0.24	$6,722	$0.20

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call: The Company will hold its earnings release conference call on Tuesday, August 3, 2021, at 8:30 a.m. EDT. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 10, 2021. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13719719. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2021, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.